CUSIP No. 1588 28 10 3          Schedule 13D
                                    ----------------------          ------------
                                                                 Amendment No. 1
                                                                       Exhibit 3




EXHIBIT 3

CHANCELLOR CORPORATION

Clerk's Certificate

         The undersigned hereby certifies that he is the duly elected Clerk of Chancellor Corporation (hereinafter called the "Corporation"), organized and existing under and by virtue of the Massachusetts Business Corporation Law, and does hereby further certify as follows:

         At a meeting of the Board of Directors of the Corporation held on March 21, 1996, the following resolution was duly adopted, pursuant to Chapter 156B,
Section 71 of the Massachusetts General Laws:

SERIESAA CONVERTIBLE PREFERRED STOCK.

         Five million (5,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "SeriesAA Convertible Preferred Stock" (the "SeriesAA Preferred Stock") with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

         1.     Dividends.

                (a) The holders of shares of SeriesAA Preferred Stock shall be entitled to receive cash dividends only to the same extent and in the same amounts as dividends are declared and paid with respect to common stock as if the Preferred Stock had been converted to Common Stock in accordance with
Section 4 hereof on the date such dividends are declared.

         2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

                (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of SeriesAA Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the SeriesAA Preferred Stock (collectively referred to as "Senior Preferred Stock"), but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the SeriesAA Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an equal to the greater of (i)$.50 per share (subject to amount appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared or accrued but unpaid thereon, or (ii)such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section4 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of SeriesAA Preferred Stock the full amount to which they shall be entitled, the holders of shares of SeriesAA Preferred Stock and any class or series of stock ranking on liquidation on a parity with the SeriesAA Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, SeriesAA Preferred Stock and any other class or series of stock ofthe Corporation ranking on liquidation on a parity with the SeriesAA Preferred Stock, upon the dissolution, liquidation or winding up of the



                                Exhibit 3- Page 1





Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

                (c)  In  the  event  of  any  merger  or  consolidation  of  the
Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation), or the sale of all or substantially all the assets of the Corporation, if the holders of at least a majority of the then outstanding shares of SeriesAA Preferred Stock so elect by giving written notice thereof to the Corporation at least three days before the effective date of such event, then such merger, consolidation or asset sale shall be deemed to be a liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections2(a) and 2(b) above. The Corporation shall promptly provide to the holders of shares of SeriesAA Preferred Stock such information concerning the terms of such merger, consolidation or asset sale and the value of the assets of the Corporation as may reasonably be requested by the holders of SeriesAA Preferred Stock in order to assist them in determining whether to make such an election. If the holders of the SeriesAA Preferred Stock make such an election, the Corporation shall use its best efforts to amend the agreement or plan of merger or consolidation to adjust the rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property to give effect to such election. The amount deemed distributed to the holders of SeriesAA Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation. If no notice of the election permitted by this Subsection(c) is given, the provisions of Subsection4(h) shall apply.

                (d) The Corporation may not liquidate, dissolve or wind up if the assets of the Corporation then available for distribu tion to its stockholders shall be insufficient to pay the holders of shares of SeriesAA Preferred Stock the full amount to which they shall be entitled upon such liquidation, dissolution or winding up under this Section2, without the prior written approval of the holders of a majority of the then outstanding shares of SeriesAA Preferred Stock.

         3.     Voting.

                (a) Each holder of outstanding shares of SeriesAA Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of SeriesAA Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsection3(b), 3(c), 3(d) or 3(e) below or by the provisions establishing any other series of SeriesPreferred Stock, holders of SeriesAA Preferred Stock and of any other outstanding series of SeriesPreferred Stock shall vote together with the holders of Common Stock as a single class.

                (b)  Prior to April 11, 1998, any of the following transactions:





                                Exhibit 3- Page 2






                             (i) any issuance or transfer by the  Corporation of
capital stock or other securities of the Corporation to an interested stockholder, considering Vestex Corporation or any of their respective affiliates or associates (as defined in Mass. Gen. Laws c.110F, (3) as being interested stockholders for the purposes hereof, other than the issuance of common stock pursuant to the conversion of preferred stock; or

                             (ii) any  merger,  consolidation  or sale of assets
described in Mass. Gen. Laws c.110F, (3(c)(2), involving the Corporation and any interested stockholder, considering Vestex, the Purchaser, and each of their respective affiliates and associates as being an interested stockholder for the purposes hereof; or

                             (iii) any  action  taken by the  Corporation  which
results in a going private transaction subject to Rule 13e-3 under the Securities Exchange Act of 1934; or

                             (iv) the payment to any  interested  stockholder of
any fee or other benefit described in Mass. Gen. laws c.110F, (c)(5), considering the above-named parties and each of their respective affiliates and associates as being an interested stockholder for purposes hereof; shall require the approval of the holders of a majority of the outstanding shares of the Corporation's Common Stock not held by the above-named or their respective affiliates, unless approved in writing by a majority of the Continuing Directors then in office.

         For this purpose, the term "Continuing Directors" shall mean those directors of the Corporation who either were directors of the Corporation prior to April 11, 1996 or were subsequently nominated for election as successor directors by a majority of such persons or their designated successors.

         4. Optional Conversion. The holders of the SeriesAA Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                (a) Right to Convert. Each share of SeriesAA Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.50 by the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" shall initially be $.50. Such initial Conversion Price, and the rate at which shares of SeriesAA Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

         In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of SeriesAA Preferred Stock.

                (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the SeriesAA Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

                (c)      Mechanics of Conversion.

                    (i) In order for a holder of SeriesAA Preferred Stock to convert shares of SeriesAA Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of SeriesAA Preferred Stock, at the office of the transfer agent for the SeriesAA Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the SeriesAA Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of SeriesAA Preferred Stock, or to his or its nominees, a certificate or certificates for the number of



                                Exhibit 3- Page 3






shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                   (ii) The Corporation shall at all times when the SeriesAA Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the SeriesAA Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding SeriesAA Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the SeriesAA Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                  (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared or accrued but unpaid dividends on the SeriesAA Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                   (iv) All shares of SeriesAA Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared or accrued but unpaid thereon. Any shares of SeriesAA Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized SeriesAA Preferred Stock accordingly.

                    (v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of SeriesAA Preferred Stock pursuant to this Section4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of SeriesAA Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                (d)Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which a share of Series AA Preferred Stock was first issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the SeriesAA Preferred Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of SeriesAA Preferred Stock, the Conversion Price then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                (e)Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the SeriesAA Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the



                                Exhibit 3- Page 4





close of business on such record date, by multiplying the Conversion Price for the SeriesAA Preferred Stock then in effect by a fraction:

                    (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                    (2) the  denominator  of which shall be the total  number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the SeriesAA Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the SeriesAA Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of SeriesAA Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of SeriesAA Preferred Stock had been converted into Common Stock on the date of such event.

                (f)Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the SeriesAA Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the SeriesAA Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the SeriesAA Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the SeriesAA Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of SeriesAA Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of SeriesAA Preferred Stock had been converted into Common Stock on the date of such event.

                (g)Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the SeriesAA Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of SeriesAA Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of SeriesAA Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                (h)Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection2(c)), each share of SeriesAA Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such SeriesAA Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this



                                Exhibit 3- Page 5






Section4 set forth with respect to the rights and interest thereafter of the holders of the SeriesAA Preferred Stock, to the end that the provisions set forth in this Section4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the SeriesAA Preferred Stock.

                (i)No Impairment. The Corporation will not, by amendment of its Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the SeriesAA Preferred Stock against impairment.

                (j)Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of SeriesAA Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of SeriesAA Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i)such adjustments and readjustments, (ii)the Conversion Price then in effect, and (iii)the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of SeriesAA Preferred Stock.

                (k)Notice of Record Date.  In the event:

                    (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                    (ii)  that  the  Corporation   subdivides  or  combines  its
outstanding shares of Common Stock;

                    (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                    (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the SeriesAA Preferred Stock, and shall cause to be mailed to the holders of the SeriesAA Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

                (l) Special Payment Upon Conversion. Upon the conversion of any shares of Series AA Preferred Stock within five years after their Original Issue Date, an amount of cash (or shares of Common Stock of the Corporation, in the circumstances contemplated herein) shall be paid at the following rates to the holder of


                                Exhibit 3- Page 6





such shares if (but only if) the Corporation has, prior to such conversion, issued additional equity securities of the Corporation (other than upon the exercise of warrants outstanding on the Original Issue Date or options then or thereafter granted to employees of the Corporation) or debt securities convertible into equity securities of the Corporation and, in connection with the issuance of such additional equity securities or convertible debt, the Corporation has received aggregate cash consideration in excess of $7,500,000 (the final such issuance which causes such aggregate cash consideration to exceed $7,500,000 being hereinafter referred to as the "Additional Equity Investment"):


        If the Additional Equity                      Amount per share
        Investment occurs and the                     (as a rate per
        conversion takes place within                 annum from Original
        the following period after the                Issue Date through
        date of original issuance:                    date of conversion)

        within one year                                             $.035
        within two years but not
          within one year                                             .03
        within three years but not
          within two years                                           .025
        within four years but not
          within three years                                          .02
        within five years but not
          within four years                                          .015


         If the Corporation shall have received an Additional Equity Investment, then, at any time after April 11, 1998, the foregoing amounts may, at the Corporation's election, be paid to the holder of Series AA Preferred Stock by delivery of a number of shares of Common Stock equal to the quotient obtained by dividing (x) the aggregate amount due by (y) 50% of the value per share of the Common Stock. For purposes of this paragraph, the value of each share of Common Stock shall be deemed to be the average of the last reported sales price for Common Stock admitted to trading on a national securities exchange or quoted on the Nasdaq National Market, or the average of the closing bid and market prices for such stock quoted on the Nasdaq Small Cap Market, the Electronic Bulletin Board or other quotations publication medium during the forty (40) trading days immediately prior to the date of such payment so paid may be either authorized or unissued shares or treasury shares.

         5.     Mandatory Retirement.

                (a) At any time after April 11, 1999, the Corporation shall be authorized, at its sole discretion to cause all outstanding shares of Series AA Preferred Stock to automatically be retired by (i) paying each holder of such shares any amounts owing under Section 4(l) above and (ii) converting such shares of Series AA Preferred Stock into shares of Common Stock, at the then effective conversion rate. The number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as Series AA Preferred Stock, and all provisions included under the caption "Series AA Convertible Preferred Stock", and all references to the Series AA Preferred Stock, shall be deleted and shall be of no further force or effect.

                (b) All holders of record of shares of SeriesAA Preferred Stock shall be given written notice of effective date of such retirement (the "Mandatory Date") and the place designated for mandatory retirement of all such shares of SeriesAA Preferred Stock pursuant to this Section5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of SeriesAA Preferred Stock at such holder's address last shown on the



                                Exhibit 3- Page 7






records of the transfer agent for the SeriesAA Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of SeriesAA Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section5. On the Mandatory Conversion Date, all rights with respect to the SeriesAA Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such SeriesAA Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for SeriesAA Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such retirement and conversion in accordance with the provisions hereof and cash as provided in Subsection4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                (c) All certificates evidencing shares of SeriesAA Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of SeriesAA Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized SeriesAA Preferred Stock accordingly.

         IN WITNESS WHEREOF, the undersigned has signed this Certificate this 12th day of April, 1996.




                                                       /s/ David W. Parr
                                                       -------------------------
                                                       David W. Parr, Clerk






                                Exhibit 3- Page 8